Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-125007 on Form S-1 and Registration Statement Nos. 333-127604 and 333-127605 on Form S-8 pertaining to the 2004 Stock Incentive Plan and the 1996 Stock Option and Incentive Plan of Golf Galaxy, Inc. of our reports dated March 31, 2006, with respect to the financial statements and schedule of Golf Galaxy, Inc. included in the Annual Report (Form 10-K) for the year ended February 25, 2006.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
May 1, 2006